                                                                                                                                                                                                        Kay Jackson
972-281-1486
kay.jackson@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2011 RESULTS

DALLAS, July 25, 2011—Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2011 results and updated its full-year 2011 key planning assumptions.
Executive Summary
•
Second quarter 2011 net sales were an all-time record $5.3 billion and increased 8 percent.  Organic sales, which exclude the impact of changes in foreign currency rates, rose 3 percent, driven by higher sales volumes and net selling prices.  The organic growth was highlighted by an 8 percent increase in K-C International.

•	Diluted net income per share for the quarter was $1.03 compared with $1.20 in the year-ago period. Second quarter adjusted earnings per share were $1.18 in 2011.
•
Adjusted earnings per share in the second quarter were down 2 percent compared to diluted net income per share in the prior year.  Second quarter adjusted earnings per share benefited from sales growth, cost savings and a lower share count, but were down slightly versus the prior year, driven by significant input cost inflation and a higher effective tax rate.

•	Cash provided by operations of $771 million in the second quarter of 2011 increased 31 percent compared to the year-ago period, as working capital levels improved.
•
The company continues to target 2011 adjusted earnings per share in a range of $4.80 to $5.05.  This range is consistent with the company’s previous expectations and includes higher input cost expectations, along with incremental plans to reduce costs, compared to previous assumptions.  Adjusted earnings per share for the second quarter and full-year 2011 exclude costs for certain items described later in this news release.

     Chairman and Chief Executive Officer Thomas J. Falk said, “Our organic sales grew in the second quarter in line with our full-year plan, as we continue to benefit from innovation and targeted growth initiatives.  We are gaining market share in a number of businesses and are launching additional product innovations to further improve our brands.  We also continue to deliver significant ongoing cost savings and generate strong cash flow.  Although adjusted earnings per share were down slightly in the second quarter versus last year, we delivered sequential improvement in most key metrics compared to the first quarter, which gives us added confidence in our performance in the back half of the year.”
     Falk added, “Looking ahead, we will continue to deploy our strategies for long-term success and aggressively manage those factors we control to deliver near-term results.  Although the commodity cost environment has worsened over the last three months, we are continuing to target adjusted

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earnings per share in a range of $4.80 to $5.05 for 2011.  We plan to offset the incremental inflationary headwinds we now expect largely through incremental cost savings and overhead reductions, along with favorable currency exchange rates.  Nonetheless, without some moderation in input costs, it’s more likely that 2011 adjusted earnings per share will be in the lower half of our guidance range.”
Second Quarter 2011 Operating Results
     Total company sales of $5.3 billion increased 8 percent compared with the second quarter of 2010.  Organic sales rose 3 percent, driven by increased sales volumes of 2 percent and higher net selling prices of 1 percent.  Volumes benefited from product innovations and targeted growth initiatives, but were negatively impacted by continued soft category demand in portions of the North American market.  Changes in foreign currency exchange rates increased sales by 5 percent.
     Operating profit was $625 million in the second quarter of 2011, down 12 percent from $711 million in 2010.  Adjusted operating profit was $715 million in the second quarter of 2011.  Adjusted results in the second quarter of 2011 exclude $90 million of costs for the pulp and tissue restructuring.  Results benefited from sales growth and $45 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program.  Meanwhile, inflation in key cost inputs amounted to approximately $180 million overall versus 2010, including $110 million for raw materials other than fiber, primarily polymer resin and other oil-based materials, $45 million in higher fiber costs, $15 million for energy and $10 million in distribution costs.  Marketing, research and general expenses in the second quarter of 2011 increased slightly compared to 2010, but fell as a percent of net sales, reflecting the company’s focus on reducing overhead spending, along with significant year-ago marketing spending.
     Other (income) and expense, net was $8 million of income in the second quarter of 2011, driven by foreign currency transaction gains.  Prior year other (income) and expense, net was $4 million of expense, mostly due to foreign currency transaction losses.
     The company’s effective tax rate for the second quarter of 2011 was 31.0 percent compared to 27.5 percent in the year-ago period.  The adjusted effective tax rate, which excludes the effects of the previously mentioned pulp and tissue restructuring, was 31.5 percent in the second quarter of 2011.  The higher adjusted effective tax rate in 2011 compared to the effective rate in 2010 reduced second quarter adjusted earnings by 7 cents per share.  The company continues to expect a full-year 2011 adjusted effective tax rate in the range of 30 to 32 percent.
     Kimberly-Clark’s share of net income of equity companies in the second quarter of 2011 was $47 million, even with the year-ago period.  Earnings at Kimberly-Clark de Mexico, S.A.B. de C.V. benefited from a mid-single digit increase in net sales but were negatively impacted by significant input cost inflation.

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Cash Flow and Balance Sheet
     Cash provided by operations in the second quarter of 2011 totaled $771 million, an increase of 31 percent compared to $587 million in the prior year.  The increase was driven by improved working capital, primarily accounts payable.  In addition, tax payments declined, while pension plan contributions were higher than year-ago levels.  Second quarter contributions to the company’s defined benefit pension plans totaled approximately $150 million in 2011 versus about $50 million in 2010.  Year-to-date contributions are about $415 million and the company expects full-year 2011 contributions in a range of $420 to $500 million.
     Capital spending for the quarter was $201 million compared with $179 million in 2010.  During the second quarter, the company repurchased approximately 5.3 million shares of its common stock at a cost of $350 million.  Total debt and redeemable securities was $7.5 billion at June 30, 2011 compared with $6.5 billion at the end of 2010.  In February of 2011, the company issued $0.7 billion of long-term debt, principally to finance share repurchases.
Second Quarter 2011 Business Segment Results
Personal Care Segment
     Second quarter sales of $2.3 billion increased 7 percent.  Changes in currency rates benefited sales by 5 percent.  In addition, sales volumes rose 2 percent and net selling prices advanced 1 percent, while changes in product mix reduced sales 1 percent.  Second quarter operating profit of $400 million decreased 10 percent.  Despite benefits from sales growth and cost savings, segment operating profit declined, primarily due to input cost inflation.
     Sales in North America decreased 2 percent.  Changes in net selling prices and product mix each reduced sales by 1 percent.  Overall sales volumes were even with the year-ago period.  Volumes increased high-single digits in adult care and baby wipes, with market share growth in both categories.  Feminine care volumes were up slightly in the quarter.  Infant care and child care volumes fell mid-single digits, reflecting continued soft category demand, lower infant care shipments in Canada and slightly lower market shares compared to strong year-ago levels.
     Sales increased 9 percent in Europe, including an 11 percent benefit from changes in currency rates.  Sales volumes fell 1 percent, as lower diaper volumes were mostly offset by growth in other product areas, including baby wipes and child care.  The combined impact of changes in net selling prices and product mix reduced sales 1 percent.
     Sales increased 19 percent in K-C’s international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa (K-C International), including a 9 point benefit from changes in currency rates.  Sales volumes were up 7 percent, including double-digit growth in China, South Korea, Brazil, Turkey and South Africa.  Volumes fell significantly in Venezuela in a continued difficult foreign currency exchange environment.  Overall net selling prices rose 3 percent compared to the year-ago period, driven by increases in Latin America.

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Consumer Tissue Segment
     Second quarter sales of $1.7 billion increased 9 percent.   Changes in currency rates increased sales by 6 percent.  In addition, higher net selling prices increased sales 2 percent and sales volumes advanced 1 percent.  Second quarter operating profit of $173 million increased 15 percent.  The increase was driven by benefits from sales growth and cost savings, partially offset by input cost inflation.
     Sales in North America increased 5 percent.  Sales volumes improved 7 percent, while changes in net selling prices and product mix each reduced sales 1 percent.  Bathroom tissue volumes rose at a double-digit rate, as comparisons benefited from product innovations, improved market shares and a soft year-ago performance, which was impacted by sheet count reductions and competitive promotional activity.  Kleenex facial tissue volumes were up high-single digits and market share increased 2 points, as the brand continues to benefit from product innovation and supporting marketing programs.  Paper towel volumes fell low-single digits.
     Sales in Europe increased 11 percent.  Changes in currency rates benefited sales by 12 percent.  Net selling prices improved 1 percent in response to input cost inflation, and changes in product mix benefited sales by 1 percent.  Sales volumes declined 3 percent.
     Sales increased 14 percent in K-C International, including a 10 point benefit from changes in currency rates.  Net selling prices increased 7 percent, driven by improvements in Latin America and Asia, and changes in product mix benefited sales by 1 percent.  Sales volumes were off 4 percent, including a 1 point negative impact from exiting certain non-strategic products in conjunction with the pulp and tissue restructuring.
K-C Professional (KCP) & Other Segment
     Second quarter sales of $0.8 billion increased 6 percent.  Changes in currency rates benefited sales by 5 percent and net selling prices increased 2 percent, while sales volumes declined 1 percent.  Second quarter operating profit of $129 million decreased 3 percent.  Despite benefits from sales growth and cost savings, segment operating profit declined, primarily due to input cost inflation and higher marketing, research and general expenses.
     Sales in North America increased 1 percent.  Net selling prices rose 3 percent, while sales volumes and product mix were each off 1 percent.  High-margin wiper volumes advanced mid-single digits in the second quarter.  On the other hand, washroom product volumes were even with year-ago levels, as high unemployment and office vacancy levels continued to impact demand, and safety product volumes were down compared to double-digit growth last year.

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     Sales in Europe increased 7 percent, driven by stronger currency rates that benefited sales by 11 percent.  Sales volumes were down 4 percent compared to double-digit growth in the year-ago period that included strong customer demand in advance of selling price increases later in the year.  Sales increased 17 percent in K-C International, including a 10 point benefit from changes in currency rates.  Sales volumes were up 4 percent, with gains in Latin America and South Asia.  In addition, net selling prices rose 2 percent and changes in product mix improved sales by 1 percent.
Health Care Segment
     Second quarter sales of $0.4 billion increased 14 percent.  Sales volumes rose 10 percent, changes in currency rates increased sales 3 percent and net selling prices increased 1 percent.  Second quarter operating profit of $53 million increased 26 percent.  The increase was driven by benefits from sales growth and cost savings, more than offsetting input cost inflation.
     Medical supply volumes rose double-digits, led by gains in exam gloves and apparel offerings.  The overall volume comparisons reflect improved North American market demand, along with distributor and end-user inventory reductions that occurred in the year-ago period.  In other areas of the business, medical device volumes increased high-single digits in North America, including double-digit growth for I-Flow products.
Pulp and Tissue Restructuring Update
     In January of 2011, the company initiated a pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  The restructuring is expected to be completed by the end of 2012, with total costs of $280 to $420 million after tax ($400 to $600 million pre-tax).  Cash costs are projected to be 25 to 50 percent of the total charges.  As a result of the restructuring, the company expects that by 2013 annual net sales will decrease by $250 to $300 million and operating profit will increase by at least $75 million.  These estimates are unchanged from the original projections announced in January.
     Second quarter 2011 charges for the restructuring totaled $59 million after tax ($90 million pre-tax), bringing year-to-date charges to $116 million after tax ($172 million pre-tax).  The company expects that $265 to $315 million of the after tax charges ($375 to $450 million pre-tax) will occur in 2011.  These amounts are somewhat higher than previously estimated, as the company is moving rapidly to execute the restructuring.
Year-To-Date Results
     For the first six months of 2011, sales of $10.3 billion increased 6 percent, including a favorable currency benefit of 3 percent.  Organic sales rose 3 percent, driven by increased sales volumes of 2 percent and higher net selling prices of 1 percent.   Year-to-date operating profit of $1,169 million

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declined 15 percent compared to $1,376 million in 2010.  Adjusted operating profit in 2011 of $1,373 million decreased 7 percent compared to $1,474 million in 2010.  Adjusted operating profit comparisons benefited from sales growth and FORCE cost savings of $105 million.  Nonetheless, overall results declined, primarily due to inflation in key cost inputs of about $375 million.  Through six months, diluted net income per share was $1.89 in 2011 and $2.11 in 2010.  Adjusted earnings per share were $2.27 in 2011 and $2.34 in 2010.  The decline in adjusted earnings per share was primarily due to the lower adjusted operating profit, partially offset by a lower share count.
     Adjusted operating profit and adjusted earnings per share in 2011 exclude charges for the pulp and tissue restructuring and a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed.  Adjusted operating profit and adjusted earnings per share in 2010 exclude a charge in the first quarter of 2010 for the remeasurement of the local currency balance sheet in Venezuela as a result of the adoption of highly inflationary accounting in that country effective January 1, 2010.  Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
Outlook
The company updated several key planning and guidance assumptions for full-year 2011, as follows:
•	Net sales increase of approximately 5 to 7 percent versus previous guidance for an increase of 4 to 6 percent.
−
The company continues to expect that organic sales will grow 2 to 4 percent.  Volumes are anticipated to grow 1 to 2 percent and the combination of higher net selling prices and improved product mix should contribute 1 to 2 points of additional growth.  These assumptions are unchanged from previous expectations.

−
As a result of the strengthening of most foreign currency exchange rates relative to the U.S. dollar, changes in currency rates are expected to increase sales by approximately 3 percent versus the previous estimate of 2 percent.

•
Inflation in key cost inputs of $650 to $750 million compared to the previous assumption of $450 to $550 million.  This reflects estimated average market pricing for benchmark northern softwood pulp of $1,000 to $1,020 per metric ton and average oil prices of $100 to $105 per barrel for the year (both unchanged from prior assumptions).   The increased inflation expectation is primarily due to higher costs for polymer resin, superabsorbent, adhesives and other packaging materials.  Costs for many of these materials have continued to increase even though oil prices have moderated somewhat over the last three months.

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•
Savings from the company’s FORCE program totaling $300 to $350 million, up from the prior target range of $250 to $300 million.  The company continues to aggressively identify and implement incremental savings opportunities, particularly in sourcing and supply chain activities.

Non-GAAP Financial Measures
      This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures.
• Adjusted earnings and earnings per share
• Adjusted gross and operating profit
• Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:
•
Pulp and tissue restructuring charges.  In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  The restructuring is expected to be completed by December 31, 2012.  This item was excluded from the calculation of the company’s earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the second quarter ended June 30, 2011, year-to-date June 30, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2011.

•
Non-deductible business tax charge in Colombia due to legislative change.  The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed.  This first quarter assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia.  This item was excluded from the calculation of the company’s earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the year-to-date ended June 30, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2011.

•
Adoption of highly inflationary accounting for our Venezuelan operations.  The company recorded an after tax loss in the first quarter 2010 for the remeasurement of the local currency balance sheet in Venezuela as a result of the adoption of highly inflationary accounting in that country effective January 1, 2010.  This item was excluded from the calculation of the company’s earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the first half and full year of 2010.

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     In accordance with the SEC’s requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
     The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers.  Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
     Additionally, the Management Development and Compensation Committee of the company’s Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
     In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
     These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Conference Call
     A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
     Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 139-year history of innovation, visit www.kimberly-clark.com.
     Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
     Certain matters contained in this news release concerning the business outlook, including raw material, energy and other input costs, cost savings and reductions, revenue realization, market demand and economic conditions, changes in finished product selling prices, anticipated currency rates and exchange risk, cash flow and uses of cash, the anticipated costs, scope, timing and effects of the pulp and tissue restructuring, capital spending, marketing, research and innovation spending, anticipated financial and operating results, litigation and other contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2010 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

	Three Months
	Ended June 30
	2011	2010	Change

Net Sales	$5,259	$4,857	+ 8.3%
Cost of products sold	3,702	3,213	+ 15.2%

Gross Profit	1,557	1,644	- 5.3%
Marketing, research and general expenses	940	929	+ 1.2%
Other (income) and expense, net	(8)	4	N.M.

Operating Profit	625	711	- 12.1%
Interest income	4	6	- 33.3%
Interest expense	(71)	(60)	+ 18.3%

Income Before Income Taxes and Equity Interests	558	657	- 15.1%
Provision for income taxes	(173)	(181)	- 4.4%
Income Before Equity Interests	385	476	- 19.1%
Share of net income of equity companies	47	47	-

Net Income	432	523	- 17.4%
Net income attributable to noncontrolling interests	(24)	(25)	- 4.0%

Net Income Attributable to Kimberly-Clark Corporation	$408	$498	- 18.1%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$1.03	$1.20	- 14.2%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars)

Notes:

1.	Charges for the pulp and tissue restructuring are included in the Consolidated Income Statement as follows:

Three Months Ended June 30, 2011

Cost of products sold	$85

Marketing, research and general expenses	5

Provision for income taxes	(31)

Net Income Attributable to Kimberly-Clark Corporation	$59

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

	Six Months
	Ended June 30
	2011	2010	Change

Net Sales	$10,288	$9,692	+ 6.1%
Cost of products sold	7,268	6,401	+ 13.5%

Gross Profit	3,020	3,291	- 8.2%
Marketing, research and general expenses	1,861	1,810	+ 2.8%
Other (income) and expense, net	(10)	105	N.M.

Operating Profit	1,169	1,376	- 15.0%
Interest income	8	11	- 27.3%
Interest expense	(135)	(121)	+ 11.6%

Income Before Income Taxes and Equity Interests	1,042	1,266	- 17.7%
Provision for income taxes	(325)	(422)	- 23.0%
Income Before Equity Interests	717	844	- 15.0%
Share of net income of equity companies	87	90	- 3.3%

Net Income	804	934	- 13.9%
Net income attributable to noncontrolling interests	(46)	(52)	- 11.5%

Net Income Attributable to Kimberly-Clark Corporation	$758	$882	- 14.1%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$1.89	$2.11	- 10.4%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)
Notes:

1.	Charges for the pulp and tissue restructuring and a non-deductible business tax charge related to a law change in Colombia are included in the Consolidated Income Statement as follows:

	Six Months Ended June 30, 2011
	Restructuring Charges	Business Tax Charge	Total
Cost of products sold	$167	$-	$167

Marketing, research and general expenses	5	32	37

Provision for income taxes	(56)	-	(56)

Share of net income of equity companies	-	3	3

Net Income Attributable to Kimberly-Clark Corporation	$116	$35	$151

2.
Effective January 1, 2010, we began accounting for our Venezuelan subsidiary’s operations as highly inflationary and the subsidiary’s functional currency became the U.S. dollar, as required by U.S. accounting rules.  As a result, we recorded an after tax charge of $96 million in first quarter 2010 to remeasure the subsidiary’s bolivar-denominated net monetary asset position into U.S. dollars at an exchange rate of approximately 6 bolivars per U.S. dollar.  This charge was recorded in the following Consolidated Income Statement line items:

Six Months
Ended June 30
2010
Cost of products sold	$19

Other (income) and expense, net	79

Provision for income taxes	(2)

Net charge	$96

3.	Other Information:

	Six Months
	Ended June 30
	2011	2010
Cash Dividends Declared Per Share	$1.40	$1.32

	June 30
Common Shares (Millions)	2011	2010

Outstanding, as of	392.2	409.7

Average Diluted for:
Three Months Ended	396.0	415.6
Six Months Ended	400.7	417.3
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	June 30	December 31
	2011	2010

Cash and cash equivalents	$908	$876

Accounts receivable, net	2,537	2,472

Inventories	2,521	2,373

Total current assets	6,722	6,328

Total assets	20,480	19,864

Accounts payable	2,358	2,206

Debt payable within one year	1,008	344

Redeemable preferred securities of subsidiary (current)	505	506

Total current liabilities	6,188	5,338

Long-term debt	5,424	5,120

Redeemable preferred and common securities of subsidiaries	541	541

Stockholders’ equity	5,857	6,202

	Three Months Ended June 30		Six Months Ended June 30
Preliminary Cash Flow Data:	2011	2010	2011	2010

Depreciation and amortization	$287	$209	$530	$402

Cash provided by operations	771	587	1,021	1,051

Capital spending	201	179	435	363

Cash used for investing	214	170	432	289

Cash dividends paid	280	275	549	525

Cash used for financing	261	495	593	912

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30

Description of Business Segments

We are organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care. The reportable segments were determined in accordance with how our executive managers develop and execute our global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other (income) and expense, net and income and expense not associated with the business segments, including the charges related to the pulp and tissue restructuring.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants, baby wipes, feminine and incontinence care products, and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, KleenGuard, Kimcare and Jackson brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical drapes and gowns, infection control products, face masks, exam gloves, respiratory products, pain management products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard, ON-Q and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED JUNE 30
(Millions of dollars)

	Three Months			Six Months
	Ended June 30			Ended June 30
	2011	2010	Change	2011	2010	Change
NET SALES:

Personal Care	$2,341	$2,181	+ 7.3%	$4,528	$4,318	+ 4.9%
Consumer Tissue	1,669	1,529	+ 9.2%	3,343	3,135	+ 6.6%
K-C Professional & Other	846	801	+ 5.6%	1,614	1,531	+ 5.4%
Health Care	391	344	+ 13.7%	779	711	+ 9.6%

Corporate & Other	12	2	N.M.	24	(3)	N.M.

Consolidated	$5,259	$4,857	+ 8.3%	$10,288	$9,692	+ 6.1%

OPERATING PROFIT:

Personal Care	$400	$443	- 9.7%	$789	$915	- 13.8%
Consumer Tissue	173	151	+ 14.6%	323	332	- 2.7%
K-C Professional & Other	129	133	- 3.0%	233	240	- 2.9%
Health Care	53	42	+ 26.2%	103	99	+ 4.0%

Corporate & Other(a)(b)	(138)	(54)	N.M.	(289)	(105)	N.M.

Other (income) and expense, net(b)	(8)	4	N.M.	(10)	105	N.M.

Consolidated	$625	$711	- 12.1%	$1,169	$1,376	- 15.0%

(a)
For the three and six months ended June 30, 2011, Corporate & Other includes pulp and tissue restructuring charges of $90 million and $172 million, respectively.  In addition, for the six months ended June 30, 2011 Corporate & Other includes a non-deductible business tax charge of $32 million related to a law change in Colombia.

(b)
For the six months ended June 30, 2010, Corporate & Other includes a $19 million charge and Other (income) and expense, net includes a $79 million charge related to the adoption of highly inflationary accounting in Venezuela.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED JUNE 30

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2011
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	8.3	2	1	-	5

Personal Care	7.3	2	1	(1)	5

Consumer Tissue	9.2	1	2	-	6

K-C Professional & Other	5.6	(1)	2	-	5

Health Care	13.7	10	1	-	3

	Six Months Ended June 30, 2011
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	6.1	2	1	-	3

Personal Care	4.9	2	-	-	3

Consumer Tissue	6.6	1	2	1	3

K-C Professional & Other	5.4	1	2	(1)	3

Health Care	9.6	8	-	-	2

                                               (1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables below and on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended		Six Months Ended
	June 30, 2011		June 30, 2011
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$467	$1.18	$909	$2.27

Adjustment for charges related to the pulp and tissue restructuring	(59)	(.15)	(116)	(.29)

Adjustment for non-deductible business tax charge related to law change in Colombia	-	-	(35)	(.09)

Net Income Attributable to Kimberly-Clark Corporation	$408	$1.03	$758	$1.89

	Six Months Ended
	June 30, 2010
		Diluted
	Income	Earnings
	(Expense)	Per Share

Adjusted Earnings	$978	$2.34

Adjustments for the one-time charge related to adoption of highly inflationary accounting in Venezuela	(96)	(.23)

Net Income Attributable to Kimberly-Clark Corporation	$882	$2.11

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

	Twelve Months Ended
	December 31, 2010
		Diluted
	Income	Earnings
	(Expense)	Per Share

Adjusted Earnings	$1,939	$4.68

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(96)	(.23)

Net Income Attributable to Kimberly-Clark Corporation	$1,843	$4.45

OPERATING PROFIT SUMMARY:

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Adjusted Operating Profit	$715	$1,373

Adjustment for charges related to the pulp and tissue restructuring	(90)	(172)

Adjustment for non-deductible business tax charge related to law change in Colombia	-	(32)

Operating Profit	$625	$1,169

Six Months Ended June 30, 2010
Adjusted Operating Profit	$1,474

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(98)

Operating Profit	$1,376

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars)

EFFECTIVE INCOME TAX RATE RECONCILIATION:

	Three Months Ended June 30, 2011
	Income Before		Effective
	Income Taxes	Provision for	Income Tax
	and Equity Interests	Income Taxes	Rate

Adjusted	$648	$204	31.5%

Adjustment for pulp and tissue restructuring	(90)	(31)

As reported	$558	$173	31.0%

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30

OUTLOOK FOR 2011

ESTIMATED FULL YEAR 2011 DILUTED EARNINGS PER SHARE:

Adjusted Earnings Per Share	$4.80	-	$5.05

Adjustment for charges related to the pulp and tissue restructuring	(.79)	-	(.67)

Adjustment for non-deductible business tax charge related to law change in Colombia	(.09)	-	(.09)

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$3.92	-	$4.29

ESTIMATED FULL YEAR EFFECTIVE TAX RATE:

Adjusted Effective Tax Rate	30.0%	-	32.0%

Adjustments for the charges related to the pulp and tissue restructuring and non-deductible business tax charge related to law change in Colombia	.4	-	.4

Effective Tax Rate	30.4%	-	32.4%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Kay Jackson, 972-281-1486, kay.jackson@kcc.com

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